Execution Version

INVESTMENT ADVISORY AGREEMENT

This AGREEMENT made as of this 13th day of January, 2025, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as the “ADVISER,” and VALIC COMPANY I, hereinafter referred to as “VC I.”

The ADVISER and VC I recognize the following:

(a) The ADVISER is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940.

(b) VC I is an investment company organized under the general corporation laws of Maryland, as a series type of investment company issuing separate classes (or series) of stock and is registered as an open-end, management investment company under the Investment Company Act of 1940 (the “1940 Act”). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c) VC I currently consists of thirty-six portfolios (“Funds”):

Aggressive Growth Lifestyle Fund	International Socially Responsible Fund
Asset Allocation Fund	International Value Fund
Capital Appreciation Fund	Large Capital Growth Fund
Conservative Growth Lifestyle Fund	Mid Cap Index Fund
Core Bond Fund	Mid Cap Strategic Growth Fund
Dividend Value Fund	Mid Cap Value Fund
Dynamic Allocation Fund	Moderate Growth Lifestyle Fund
Emerging Economies Fund	Nasdaq-100® Index Fund
Global Real Estate Fund	Science & Technology Fund
Global Strategy Fund	Small Cap Growth Fund
Government Securities Fund	Small Cap Index Fund
Growth Fund	Small Cap Special Values Fund
High Yield Bond Fund	Small Cap Value Fund
Inflation Protected Fund	Stock Index Fund
International Equities Index Fund	Systematic Core Fund
International Government Bond Fund	Systematic Growth Fund
International Growth Fund	Systematic Value Fund
International Opportunities Fund	U.S. Socially Responsible Fund

In accordance with VC I’s Articles of Incorporation (the “Articles”) and Bylaws, new Funds may be added to VC I upon approval of VC I’s Board of Directors without approval of the Funds’ shareholders. This Agreement will apply only to the Fund(s) and any other Fund(s) as may be added or deleted by amendment to the attached Schedule A (“Covered Funds”).

The ADVISER and VC I AGREE AS FOLLOWS:

1.	Services Rendered and Expenses Paid by ADVISER

The ADVISER, subject to the control, direction, and supervision of VC I’s Board of Directors and in conformity with the 1940 Act, all applicable laws and regulations thereunder, all other applicable federal and state laws and regulations, including Section 817(h) of the Internal Revenue Code of 1986, as amended, VC I’s Articles, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions shall:

(a) manage the investment and reinvestment of the assets of the Covered Funds including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination of the industries and companies to be represented in each Covered Fund’s portfolio, and the formulation and implementation of investment programs.

(b) maintain a trading desk and place all orders for the purchase and sale of portfolio investments for each Covered Fund’s account with brokers or dealers selected by the ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers selected by the ADVISER, subject to the ADVISER’s control, direction, and supervision.

(c) furnish to the Covered Funds office space, facilities, equipment and personnel adequate to provide the services described above and pay the compensation to VC I’s Directors and officers who are interested persons of the ADVISER.

In performing the services described in paragraph (b) above, the ADVISER shall use its best efforts to obtain for the Covered Funds the most favorable overall price and execution. The ADVISER shall also use its best efforts to obtain for the Covered Funds any tender and exchange offer solicitation fees, other fees, and similar payments available in connection with the portfolio transactions of the Covered Funds. Subject to prior authorization by VC I’s Board of Directors of appropriate policies and procedures, the ADVISER may cause the Covered Funds to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research services, including statistical data, to the ADVISER. The ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

The ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VC I’s Board of Directors regarding the performance of services under this Agreement.

Except as otherwise agreed, or as otherwise provided herein, the ADVISER shall bear the expense of discharging its responsibilities hereunder and VC I shall pay, or arrange for others to pay, all its expenses other than those which part 2 of this Agreement expressly states are payable to the ADVISER. Expenses payable by VC I include, but are not limited to, (i) interest and taxes; (ii) brokerage commissions and other expenses of purchasing and selling portfolio investments; (iii) compensation of its Directors and officers other than those persons who are interested persons of the ADVISER; (iv) fees of outside counsel to and of independent auditors of VC I selected by the Board of Directors; (v) fees for accounting services; (vi) custodial, registration, and transfer agency fees; (vii) expenses related to the repurchase or redemption of its shares including expenses related to a program of periodic repurchases or redemptions; (viii) expenses related to issuance of its shares against payment therefor by, or on behalf of, the subscribers thereto; (ix) fees and related expenses of registering and qualifying VC I and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing to existing shareholders of registration statements, prospectuses, reports, notices and proxy solicitation materials of VC I; (xi) all other expenses incidental to holding meetings of VC I’s shareholders including proxy solicitations therefor; (xii) expenses for servicing shareholder accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for VC I’s membership in trade associations approved by the Board of Directors; and (xv) such non-recurring expenses as may arise, including those associated with actions, suits, or proceedings to which VC I is a party and the legal obligation which VC I may have to indemnify its officers, Directors and employees with respect thereto. VC I shall allocate the foregoing expenses among the Covered Funds and, to the extent that any of the foregoing expenses are allocated between the Covered Funds and any other Funds or entities, such allocations shall be made pursuant to methods approved by the Board of Directors.

2.	Compensation of ADVISER

VC I shall pay to the ADVISER, as compensation for the services rendered, facilities furnished and expenses paid by the ADVISER, a monthly fee based on each Covered Fund’s average daily net assets computed for each Covered Fund as provided for in the fee schedule attached hereto as Schedule A. VC I shall pay this fee for each calendar month as soon as practicable after the end of that month. Schedule A may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Articles and Bylaws of VC I. Any change in Schedule A pertaining to any existing or new Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

The ADVISER shall promptly reduce its monthly fee by the amount of any commissions, tender and exchange offer solicitation fees, other fees, or similar payments received by the ADVISER, or any affiliated person of the ADVISER, in connection with any Covered Fund’s portfolio transactions, less the amount of any direct expenses incurred by the ADVISER, or any affiliated person of the ADVISER, in obtaining such commissions, fees, or payments.

If the ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

3.	Scope of ADVISER’s Duties

The ADVISER, and any person controlling, controlled by or under common control with the ADVISER, shall remain free to provide similar investment advisory services to other persons or engage in any other business or activity which does not impair the services which the ADVISER renders to the Covered Funds.

Except as otherwise required by the 1940 Act, any of the shareholders, Directors, officers and employees of VC I may be a shareholder, director, officer or employee of, or be otherwise interested in, the ADVISER, and in any person controlling, controlled by or under common control with the ADVISER; and the ADVISER, and any person controlling, controlled by or under common control with the ADVISER, may have an interest in VC I.

The ADVISER shall not be liable to VC I, or to any shareholder in VC I, for any act or omission in rendering services under this Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, so long as there has been no willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties on the part of the ADVISER.

The ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fitted to assist in its performance of services under this Agreement, provided that any such person who serves or acts as an investment adviser separate from the ADVISER will do so pursuant to a sub-advisory agreement as provided in the following paragraph. The compensation of any such persons will be paid by the ADVISER, and no obligation will be incurred by, or on behalf of, VC I with respect to them.

Notwithstanding any other provision of this Agreement, VC I hereby authorizes the ADVISER to employ an investment sub-adviser for any one or more of the Covered Funds for the purpose of providing investment management services with respect to such Covered Funds, provided that (a) the compensation to be paid to such investment sub-adviser shall be the sole responsibility of the ADVISER, (b) the duties and responsibilities of the investment sub-adviser shall be as set forth in a sub-advisory agreement including the ADVISER and the investment sub-adviser as parties, (c) such sub-advisory agreement shall be adopted and approved in conformity with applicable laws and regulations, and (d) such sub-advisory agreement may be terminated at any time, on not more than 60 days’ written notice, by the ADVISER on notice to the sub-adviser and VC I, by the sub-adviser on notice to the ADVISER and VC I, and by VC I’s Board of Directors or by a majority vote of the Covered Fund’s outstanding voting securities on notice to the sub-adviser and the ADVISER.

4.	Duration of Agreement

This Agreement shall become effective as to the Covered Funds set forth on Schedule A on the date hereof and as to any other Funds on the date of the amendment to Schedule A adding such Fund in accordance with this Agreement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the effective date. Thereafter this Agreement shall continue in effect, but with respect to any Covered Fund, subject to the termination provisions and all other terms and conditions hereof, only so long as such continuance is approved at least annually by the vote of a majority of the VC I Directors who are not parties to this Agreement or interested persons of any such parties, cast in person at a meeting called for the purpose of voting on such approval, and by a vote a majority of the VC I Board of Directors or a majority of a Covered Fund’s outstanding voting securities.

This Agreement shall automatically terminate in the event of its assignment. This Agreement may be terminated, without the payment of any penalty, as to any Covered Fund at any time by VC I’s Board of Directors or by vote of a majority of that Fund’s outstanding voting securities, on 30-60 days’ prior written notice to the ADVISER, or by the ADVISER, on not more than 60 days’ nor less than 30 days’ written notice, or upon such shorter notice as may be mutually agreed upon.

5.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to the ADVISER or VC I by the Securities and Exchange Commission (the “Commission”) or such interpretive positions as may be taken by the Commission or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

6.	Notices

All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to VC I:	With a copy to:

VALIC Company I	SunAmerica Asset Management, LLC
2919 Allen Parkway	30 Hudson Street, 16th Floor
Houston, TX 77019	Jersey City, NJ 07311
Attention: President	Attention: General Counsel
Email address:	Email address:
SaamcoLegal@corebridgefinancial.com	SaamcoLegal@corebridgefinancial.com

If to the ADVISER:

The Variable Annuity Life Insurance Company
2929 Allen Parkway
Houston, TX 77019
Attention: General Counsel
Email address: SaamcoLegal@corebridgefinancial.com

7.	Miscellaneous Provisions

For the purposes of this Agreement, the terms “affiliated person,” “assignment,” “interested person,” and “majority of outstanding voting securities” shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the ADVISER or VC I by the Commission, or such interpretive positions as may be taken by the Commission or its staff, under the 1940 Act, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

8.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature page follows]

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

VALIC COMPANY I

By:	/s/ Gregory R. Kingston
Gregory R. Kingston
Treasurer

THE VARIABLE ANNUITY LIFE
INSURANCE COMPANY

By:	/s/ Eric S. Levy
Eric S. Levy
Senior Vice President

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